                                                                      EXHIBIT 12

                            FLEMING COMPANIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                40 WEEKS ENDED
                                                                                            ----------------------
                                                                                            OCTOBER 4,  OCTOBER 5,
                                                                                               1997        1996
                                                                                            ----------  ----------
                                                                                               (IN THOUSANDS OF
                                                                                                   DOLLARS)
Earnings:
  Pretax income...........................................................................  $   56,201  $   33,464
  Fixed charges, net......................................................................     153,981     159,184
                                                                                            ----------  ----------
    Total earnings........................................................................  $  210,182  $  192,648
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Fixed charges:
  Interest expense........................................................................  $  124,129  $  125,045
  Portion of rental charges deemed to be interest.........................................      29,570      33,861
  Capitalized interest....................................................................      --             103
                                                                                            ----------  ----------
    Total fixed charges...................................................................  $  153,699  $  159,009
                                                                                            ----------  ----------
                                                                                            ----------  ----------
Ratio of earnings to fixed charges........................................................        1.37        1.21
                                                                                            ----------  ----------
                                                                                            ----------  ----------

    "Earnings" consists of income before income taxes and fixed charges excluding capitalized interest. Capitalized interest amortized during the respective periods is added back to earnings.

    "Fixed charges, net" consists of interest expense, an estimated amount of rental expense which is deemed to be representative of the interest factor and amortization of capitalized interest.

    The pro forma ratio of earnings to fixed charges is omitted as it is not applicable.